UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 11, 2005

Date of Report (date of earliest event reported)

HEMOSENSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32541	77-0452938
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

651 River Oaks Parkway

San Jose, California 95134

(Address of principal executive offices)

(408) 719-1393

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 11, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of HemoSense, Inc. (the “Company”) took the following actions with respect to executive compensation. First, the Committee adopted an incentive bonus plan for fiscal 2006 pursuant to which the following executive officers are eligible to receive a cash bonus with a target amount of $60,000: Paul Balsara, Vice President, Finance and Chief Financial Officer, Maria C. Navarro, Executive Vice President, Operations and Research and Development and Timothy I. Still, Executive Vice President, Sales and Marketing. The Committee also adopted an incentive bonus plan for fiscal 2006 for James D. Merselis, President and Chief Executive Officer, who would be eligible to receive a cash bonus with a target amount of $136,000. Pursuant to these bonus plans, the executive officers will be eligible to receive cash bonuses based (i) on the Company’s financial performance with respect to revenue and total Company expenses on a quarterly basis, and (ii) each individual’s achievement of certain personal goals as assessed by the Committee from time to time. Underachievement or overachievement of the corporate goals may result in bonus payments lower or higher than the targeted bonus amounts described above. The Committee retains the discretion to modify the bonuses that are paid based on actual performance.

The Committee also approved an additional bonus for Mr. Merselis of approximately $49,000 based on the Committee’s evaluation of corporate and individual performance during the second half of fiscal 2005. Additionally, the Committee approved the payment of one-time bonuses in the amount of $15,000 for each of Ms. Navarro and Mr. Still, $30,000 for Mr. Balsara, and $50,000 for Mr. Merselis in recognition of services provided to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HEMOSENSE, INC.

Date: November 17, 2005	By:	/s/ Edward F. Brennan, Ph.D.
Edward F. Brennan, Ph.D.
Chairman of the Board of Directors